                                                                      EXHIBIT 99

                 [DIME BANCORP, INC. LETTERHEAD APPEARS HERE]

                              CONTACT:   FRANKLIN L. WRIGHT
                                         (212) 326-6170
                                              OR
                                         DAVID NEIBART
                                         GAVIN ANDERSON & COMPANY
                                         (212) 373-0200
JULY 17, 1997
97/7

FOR IMMEDIATE RELEASE
---------------------

             DIME REPORTS HIGHER SECOND QUARTER OPERATING EARNINGS

        EXCLUSIVE OF ONE-TIME CHARGE, EARNINGS UP 29.6% OVER PRIOR YEAR
        ---------------------------------------------------------------

          New York, NY -- July 17, 1997 -- Dime Bancorp, Inc. (NYSE: DME), parent company of The Dime Savings Bank of New York, FSB, today announced net income for the 1997 second quarter of $27.8 million, or $0.26 per fully diluted share, after giving effect to a $14.6 million pre-tax charge associated with a previously-announced bulk sale of non-performing assets. The reported net income compared with $29.0 million, or $0.27 per share, for the 1996 second quarter and $32.9 million, or $0.31 per share, for the first quarter of 1997. The annualized return on average stockholders' equity was 10.7% in the 1997 second quarter, compared with 11.7% in the 1996 second quarter and 12.7% in the 1997 first quarter. Excluding the effect of the bulk sale charge, the return on average stockholders' equity for the 1997 second quarter was 14.1%."

          Operating earnings, which exclude the charge associated with the bulk sale, were $36.8 million for the 1997 second quarter. On a per share basis, Dime's operating earnings were $0.35, a 29.6% increase from the year-earlier period, and up 12.9% from this year's first quarter.

          For the six months ended June 30, 1997, Dime earned net income of $60.7 million, or $0.57 per fully diluted common share, up from $56.0 million, or $0.51 per share, in the first half of 1996. Excluding the one-time charge for the bulk sale, Dime's net income for the first two quarters of 1997 was $69.8 million, or $0.66 per share.

          Lawrence J. Toal, Chief Executive Officer, commented, "Dime's second quarter was marked by strong operating performance and a number of major accomplishments. The improvement in operating performance reflects the accelerating momentum in our five key businesses, which combined to increase both net interest income and fee income. Simultaneously, the company's credit quality and operating efficiency also improved.

          "Our total loan production during the 1997 second quarter was $1.27 billion, up 56% from the first quarter, with particularly strong results in our mortgage banking and commercial real estate groups. And we ended the quarter with approximately $1.1 billion of residential loans in the pipeline," said Mr. Toal.

          "The 1997 second quarter was also marked by a series of important accomplishments, including completion of the acquisition of Bankers Federal Savings, the bulk sale of $126 million of non-performing assets, issuance of $200 million of Trust Preferred securities, declaration of a cash dividend, and an agreement to acquire North American Mortgage Company. In sum, we are pleased with both the direction and pace of our progress during the quarter and believe that Dime is well-positioned for further growth," he added.

Operating Results
-----------------

          Net Interest Income  Mr. Toal noted that net interest income of $119.1
          -------------------
million for the 1997 second quarter was up from $114.1 million in the second quarter a year ago and $117.3 million in the 1997 first quarter, as the benefits from the Bankers Federal acquisition and the reinvestment of the proceeds of the bulk sale more than offset the additional interest costs associated with the Trust Preferred securities. "The addition of Bankers Federal's loan portfolio, together with our growing loan volume, resulted in the total loan portfolio increasing to $11.59 billion, up 8% as compared with the end of 1996," he commented.

          Net Interest Margin  The net interest margin during the 1997 second
          -------------------
quarter was 2.52%, up from 2.39% for the three months ended June 30, 1996 and 2.51% in the first quarter of 1997, as higher yields from loans and mortgage-backed securities were partially offset by an increase in the cost of funds, primarily reflecting generally higher short-term market rates as well as the expense of the Trust Preferred securities.

          Non-Interest Income  Total non-interest income was $29.2 million in
          -------------------
the 1997 second quarter, a 24.5% increase from the $23.5 million earned in the same quarter of 1996 and up 5.9% from $27.6 million in the 1997 first quarter. "Revenues from fee-generating activities rose during the 1997 second quarter, with banking and loan servicing fees increasing 14.0% and 15.6%, respectively, as compared with the year-earlier period, and 9.2% and 3.1%, respectively, as compared with the 1997 first quarter," said Mr. Toal.

          Non-Interest Expense  Total non-interest expense was $80.5 million in
          --------------------
the 1997 second quarter, compared with $77.8 million in the 1996 second quarter and $80.6 million in the first quarter of 1997. "The 1997 second quarter results also reflected the company's continuing focus on expense management. General and administrative expense for the quarter was $73.7 million, an increase of $1.3 million from the 1997 first quarter, largely attributable to the addition of Bankers Federal's operations for two months of the second quarter. The 1997 second quarter also included costs associated with the growth of our businesses--investments that are expected to contribute to higher revenues in the future. Our efficiency ratio in the 1997 second quarter improved to 49.6% from 50.7% in the 1996 second quarter and 50.2% in the 1997 first quarter," Mr. Toal stated.

          Effective Tax Rate  Tax management strategies reduced Dime's effective
          ------------------
tax rate for the 1997 second quarter to 38.0%, from 41.5% in the 1996 second quarter and 39.3 % in the first quarter of 1997.

Loan Production
---------------

          Dime's 1997 second quarter loan production totaled $1.27 billion, an increase of 47% as compared with $864 million in the 1996 second quarter, and up 56% from the 1997 first quarter total of $813 million. "The 1997 second quarter loan production included over $1 billion in residential property loans, as our mortgage banking group expanded our correspondent business and entered new markets, compared with $638 million of residential loans in the 1997 first quarter," said Mr. Toal. "Our commercial real estate group also had a strong quarter, with originations totaling $85.4 million," he added.

Asset Quality
-------------

          At June 30, 1997, non-performing assets, which consist of non-accrual loans and other real estate owned, were $127.1 million, down 48.1%, or $117.8 million, from $244.9 million at December 31, 1996. The reduction in non-performing assets reflected, in large part, the bulk sale of approximately $126 million of residential non-performing assets during the 1997 second quarter. In connection with the sale, Dime made an additional provision for loan losses of $14.0 million and a $0.6 million provision for other real estate owned. Non-performing assets at June 30, 1997 included approximately $9 million associated with the purchase of Bankers Federal. The ratio of non-performing assets to total assets was 0.63% at the end of the 1997 second quarter, while the ratio of non-accrual loans to total loans receivable was 0.89%, as compared with 1.30% and 1.78%, respectively, at December 31, 1996. At June 30, 1997, the allowance for loan losses was $101.0 million, or 97.9% of non-accrual loans, compared with $106.5 million, or 55.6% of non-accrual loans, at December 31, 1996.

Stock Repurchases
-----------------

          "Since the end of the first quarter, we have repurchased approximately
2.4 million shares of our outstanding common stock at an average cost of $17.02 per share, completing the program announced in December 1996 to repurchase up to 5% of Dime's outstanding shares," said Mr. Toal. Dime has previously announced that it plans to repurchase an additional 6.9 million common shares in connection with its planned acquisition of North American Mortgage Company.

Acquisitions
------------

          Bankers Federal  On May 1, 1997,  Dime completed its acquisition of
          ---------------
BFS Bankorp, Inc., the parent company of Bankers Federal Savings FSB. As a result, Dime acquired approximately $590 million in loans, deposits of $450 million, and five branches in New York City.

          North American Mortgage Company  On June 23, 1997, Dime announced a
          -------------------------------
definitive agreement to acquire North American Mortgage Company (NYSE: NAC). Under the agreement, 1.37 shares of Dime common stock will be exchanged for each share of North American common stock outstanding at the time of the closing. North American originates mortgage loans in 31 states through a network of 107 offices. The acquisition, which is subject to the satisfaction of certain conditions, including approval by North American's stockholders, is expected to close in the fourth quarter of 1997.

          At June 30, 1997, Dime had assets of $20.09 billion and deposits of $13.34 billion. Stockholders' equity was $1.06 billion and the ratio of stockholders' equity to total assets was 5.27% at that date. Tangible stockholders' equity was $1.01 billion at June 30, 1997, and the ratio of tangible stockholders' equity to total tangible assets was 5.04% on that date. The Dime is a regional bank serving consumers and businesses through 90 branches located throughout the greater New York City metropolitan area. Dime also provides mortgage banking and consumer financial services in selected markets throughout the United States.

          Certain statements in Dime's press releases are forward-looking.
These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on Dime's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Dime notes that a variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or nonoccurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.


                                 #    #   #


          PLEASE VISIT DIME'S HOME PAGE ON THE INTERNET: WWW.DIME.COM

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                             June 30,         December 31,
(In thousands)                                                 1997               1996
                                                          --------------     --------------
                                                           (unaudited)
ASSETS
 Cash and due from banks                                  $   163,450        $   158,753
 Money market investments                                      35,824             25,764
 Loans held for sale                                          228,487            115,325
 Securities available for sale                              3,166,733          2,589,572
 Securities held to maturity                                4,015,006          4,363,971
 Federal Home Loan Bank of New York stock                     272,176            266,244
 Loans receivable, net:
    Residential real estate                                 8,416,911          8,074,905
    Commercial and multifamily real estate                  2,415,241          1,885,733
    Consumer                                                  711,291            734,281
    Business                                                   50,680             43,138
    Allowance for loan losses                                (101,026)          (106,495)
                                                          -----------        -----------
       Total loans receivable, net                         11,493,097         10,631,562
                                                          -----------        -----------

 Other real estate owned, net                                  23,937             53,255
 Accrued interest receivable                                  118,016            106,041
 Premises and equipment, net                                  113,174            103,541
 Mortgage servicing assets                                    122,131            127,745
 Deferred tax asset, net                                      156,052            183,672
 Other assets                                                 179,093            144,663
                                                          -----------        -----------
      Total assets                                        $20,087,176        $18,870,108
                                                          ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                $13,335,199        $12,856,739
  Securities sold under agreements to repurchase            4,265,905          3,550,234
  Federal Home Loan Bank of New York advances                 688,218            925,139
  Senior notes                                                197,693            197,584
  Guaranteed preferred beneficial interests
    in Corporation's junior subordinated
    deferrable interest debentures                            196,477                 --
  Other borrowed funds                                        151,991            142,234
  Other liabilities                                           192,405            175,841
                                                          -----------        -----------
      Total liabilities                                    19,027,888         17,847,771
                                                          -----------        -----------

Stockholders' equity:
  Common stock                                                  1,083              1,083
  Additional paid-in capital                                  914,386            914,386
  Retained earnings                                           212,737            158,956
  Treasury stock, at cost                                     (70,428)           (51,498)
  Net unrealized gain on securities available
    for sale, net of taxes                                      2,237                 22
  Unearned compensation                                          (727)              (612)
                                                          -----------        -----------
     Total stockholders' equity                             1,059,288          1,022,337
                                                          -----------        -----------

        Total liabilities and stockholders' equity        $20,087,176        $18,870,108
                                                          ===========        ===========

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                               For the Three Months Ended    For the Six Months Ended
                                                                        June 30,                     June 30,
                                                               -----------  -----------      -----------  -----------
(In thousands, except per share data)                             1997         1996             1997         1996
                                                               -----------  -----------      -----------  -----------
                                                                                     (unaudited)
Interest income                                                $ 338,968    $ 332,815        $ 663,839    $ 676,343
Interest expense                                                 219,871      218,737          427,469      447,930
                                                               ---------    ---------        ---------    ---------
   Net interest income                                           119,097      114,078          236,370      228,413
Provision for loan losses                                         23,000       10,250           33,000       20,750
                                                               ---------    ---------        ---------    ---------
   Net interest income after provision
    for loan losses                                               96,097      103,828          203,370      207,663
                                                               ---------    ---------        ---------    ---------
Non-interest income:
   Loan servicing fees, net                                       10,221        8,843           20,138       18,737
   Banking service fees                                            7,388        6,480           14,156       13,186
   Securities and insurance brokerage fees                         5,767        5,633           11,818       10,307
   Net gains (losses) on sales activities                          2,050       (1,906)           4,133       (1,445)
   Other                                                           3,810        4,438            6,596        6,271
                                                               ---------    ---------        ---------    ---------
      Total non-interest income                                   29,236       23,488           56,841       47,056
                                                               ---------    ---------        ---------    ---------
Non-interest expense:
  General and administrative expense:
     Compensation and employee benefits                           34,474       31,815           69,215       65,791
     Occupancy and equipment, net                                 13,561       13,434           26,896       26,209
     Other                                                        25,655       25,584           49,960       49,027
                                                               ---------    ---------        ---------    ---------
        Total general and administrative expense                  73,690       70,833          146,071      141,027
  Other real estate owned expense, net                             1,581        2,159            4,633        4,652
  Amortization of mortgage servicing assets                        5,267        4,796           10,469       10,221
  Restructuring and merger-related expense                            --           --               --        3,504
                                                               ---------    ---------        ---------    ---------
        Total non-interest expense                                80,538       77,788          161,173      159,404
                                                               ---------    ---------        ---------    ---------
Income before income tax expense                                  44,795       49,528           99,038       95,315
Income tax expense                                                17,023       20,539           38,350       39,271
                                                               ---------    ---------        ---------    ---------
Net income                                                     $  27,772    $  28,989        $  60,688    $  56,044
                                                               =========     ========         ========     ========
Primary and fully diluted earnings per common share            $    0.26    $    0.27        $    0.57    $    0.51
                                                                ========     ========         ========     ========
Primary average common shares outstanding                        106,031      109,100          106,342      109,560
                                                                ========     ========         ========     ========
Fully diluted average common shares outstanding                  106,125      109,221          106,397      109,709
                                                                ========     ========         ========     ========

DIME BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

                                                           For the Three Months Ended             For the Six Months Ended
                                                                     June 30,                              June 30,
                                                      ------------------ ------------------ ------------------ ------------------
(Dollars in thousands, except per share data)               1997               1996               1997               1996
                                                      ------------------ ------------------ ------------------ ------------------
                                                                                      (unaudited)
Performance Ratios:  (1)

   Interest rate spread                                            2.42%              2.29%              2.40%              2.28%
   Net interest margin                                             2.52               2.39               2.52               2.37
   General and administrative expense to
     average assets                                                1.49               1.43               1.50               1.41
   Efficiency ratio                                               49.58              50.73              49.88              50.45
   Return on average assets                                        0.56               0.59               0.62               0.56
   Return on average stockholders' equity                         10.67              11.72              11.66              11.32

Average Balances:

   Interest-earning assets                                  $18,954,365        $19,092,407        $18,694,993        $19,281,772
   Interest-bearing liabilities                              18,549,245         18,692,401         18,268,996         18,881,224
   Total assets                                              19,746,236         19,799,348         19,469,422         19,999,451
   Stockholders' equity                                       1,041,226            989,429          1,040,660            989,921
                                                                At                 At
                                                             June 30,         December 31,
                                                               1997               1996
                                                         ------------------ ------------------
                                                                       (unaudited)
Regulatory Capital Ratios (The Dime
  Savings Bank of New York, FSB):

   Tangible                                                        5.66%              6.06%
   Leverage                                                        5.66               6.06
   Risk-based                                                     12.03              13.08
   Tier 1 risk-based                                              11.05              11.96

Asset Quality:

   Non-performing assets                                    $   127,078        $   244,845
   Non-performing assets to total assets                           0.63%              1.30%
   Non-accrual loans to total loans receivable                     0.89               1.78
   Allowance for loan losses to non-accrual loans                 97.91              55.58
   Allowance for loan losses to total loans receivable             0.87               0.99

Financial Condition and Other Data:

   Interest-earning assets                                  $19,312,349        $18,098,933
   Interest-bearing liabilities                              18,835,483         17,671,930
   Book value per common share                                    10.21               9.76
   Tangible book value per common share                            9.74               9.67
   Stockholders' equity to total assets                            5.27 %             5.42 %

(1)  Ratios have been annualized.